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Memory Pharmaceuticals Achieves Milestone in PDE10 Collaboration with Amgen
-Amgen Also Increases Research Funding Commitment for Collaboration-

MONTVALE, N.J., September 28, 2006/PRNewswire-FirstCall/ — Memory Pharmaceuticals Corp. (Nasdaq: MEMY) today announced that it has achieved a $2.0 million milestone related to its PDE10 collaboration with Amgen, a strategic alliance entered into in October 2005 focused on the development of PDE10 inhibitors as potential treatments for certain neurological and psychiatric disorders. The achievement of the milestone was triggered by preclinical work on PDE10 inhibitors, which satisfied a set of criteria that was pre-defined by Amgen.

Separately, Memory Pharmaceuticals announced that Amgen will increase its research funding commitment for the second year of the PDE10 collaboration.  Under the terms of the collaboration, Amgen committed $3.3 million in research funding over the first twelve months.  Amgen is increasing its research funding commitment for the second year of the collaboration to $3.9 million.

“The achievement of this milestone and the increase in research funding reflect the productivity of this collaboration and the progress we are making with our partner Amgen in advancing the PDE10 program towards identifying clinical candidates,” said David A. Lowe, Ph.D., Chief Scientific Officer. “We continue to work with Amgen to identify lead candidates as treatments for serious neurological and psychiatric disorders.”

The collaboration is focused on the optimization of lead compounds that the Company has identified and that have demonstrated effectiveness in the selective inhibition of PDE10 activity in several animal models. Under the terms of the agreement, Memory Pharmaceuticals could receive additional significant milestone payments for the successful achievement of research, development, approval and sales events for compounds that progress under the collaboration. In addition, Memory Pharmaceuticals is eligible to receive royalties that will increase with increasing sales levels on worldwide sales of marketed products from the collaboration.

PDE10 is a class of phosphodiesterases that degrades cAMP and cGMP, molecules that are responsible for improving the function of many different cells in the body, including neurons. By inhibiting PDE10 activity, levels of cAMP and cGMP are increased within neurons, and the ability of these neurons to function properly is thereby improved. PDE10 has been shown to be present at high levels in neurons in areas of the brain that are closely associated with many neurological and psychiatric disorders.

About the Company
Memory Pharmaceuticals Corp., a biopharmaceutical company, is focused on developing innovative drugs for the treatment of debilitating CNS disorders such as Alzheimer’s disease, schizophrenia, depression and bipolar disorder. For additional information, please visit our website at http://www.memorypharma.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or Memory Pharmaceuticals’ prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the risks and uncertainties associated with: obtaining additional financing to support Memory Pharmaceuticals’ R&D and clinical activities and operations; conducting preclinical and clinical trials of Memory Pharmaceuticals’ drug candidates that demonstrate these candidates’ safety and effectiveness; obtaining regulatory approvals to conduct clinical trials and to commercialize Memory Pharmaceuticals’ drug candidates; Memory Pharmaceuticals’ ability to enter into and maintain collaborations with third parties for its drug development programs; Memory Pharmaceuticals’ dependence on its collaborations and its license relationship with Bayer; achieving milestones under Memory Pharmaceuticals’ collaborations; Memory Pharmaceuticals’ dependence on third- party preclinical or clinical research organizations, manufacturers and consultants; and protecting the intellectual property developed by or licensed to Memory Pharmaceuticals. These and other risks are described in greater detail in Memory Pharmaceuticals’ filings with the Securities and Exchange Commission. Memory Pharmaceuticals may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Memory Pharmaceuticals disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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